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[EXEGENICS LOGO]

Press Release

Contact: WaLisa M. Davenport
eXegenics Inc.
(214) 358-2000

E. Blair Clark (Investors)
Burns McClellan
(212) 213-0006

EXEGENICS RECEIVES NOTICE OF FOUNDATION'S EXTENSION OF
UNSOLICITED TENDER OFFER EXPIRATION DATE AND INCREASE IN PURCHASE PRICE

Dallas, August 1, 2003 — eXegenics Inc. (Nasdaq: EXEG) yesterday received an amendment to the unsolicited tender offer from EI Acquisition Inc. and Foundation Growth Investments LLC to acquire all of the outstanding common stock and Series A convertible preferred stock of eXegenics. The amendment extends the expiration date of the unsolicited tender offer until 12:00 Midnight, New York City time, on Friday, August 15, 2003, and increases the price to purchase all outstanding shares of eXegenics common stock and Series A convertible preferred stock from $0.37 per share to $0.51 per share. eXegenics' management, Board of Directors and professional advisors will evaluate the amended offer, and the Board will advise eXegenics' stockholders of its response to the amended offer. In the interim, eXegenics respectfully requests that its stockholders defer making any determination with respect to the amended offer until they have been advised of eXegenics' position with respect to the amended offer.

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Safe Harbor

This release contains forward-looking statements. The words "believe," "expect," "intend", "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. eXegenics undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.